Exhibit 99.1

News Release General Inquiries: (877) 847-0008 www.constellationenergypartners.com

Investor Contact:	Charles C. Ward (877) 847-0009

Constellation Energy Partners Reports

First Quarter 2011 Results

HOUSTON—(BUSINESS WIRE)—May 6, 2011—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported first quarter 2011 results.

The company produced 3,424 MMcfe during the quarter, for average daily net production of 38.0 MMcfe during the quarter. Production during the quarter was impacted by severe winter weather in the company’s areas of operation in February. During March, the company’s average daily net production was 39.3 MMcfe, which includes approximately 37.5 MMcf per day of natural gas production and 300 barrels per day of oil production.

Operating costs, which include lease operating expenses, production taxes and general and administrative expenses, net of certain non-cash items, averaged $3.51 per Mcfe during the quarter, which was a 5% improvement versus the fourth quarter 2010. Lower operating costs, combined with higher prices on the company’s unhedged production during the quarter, allowed the company to realize $13.4 million in Adjusted EBITDA, a 15% improvement over the prior quarter.

During the first quarter 2011, the company completed 20 net wells and recompletions in the Cherokee Basin with total capital spending of $1.3 million. The company finished the quarter with an additional 14 net wells and recompletions in progress in the Cherokee and Black Warrior Basins.

“We’re off to a great start in executing our 2011 business plan” said Stephen R. Brunner, President and Chief Executive Officer of Constellation Energy Partners. “Our operating results were in line with our forecast, which allowed us to improve our Adjusted EBITDA, reduce debt, and make meaningful progress on our 2011 capital program.”

On a GAAP basis, the company recorded a net loss of $5.2 million for the first quarter 2011. Included in this net loss is $10.1 million in losses on non-cash mark-to-market activities, which relates to changes in the value of the company’s hedge portfolio stemming from higher commodity forward price levels at the end of the first quarter 2011 as compared to the fourth quarter 2010.

Liquidity Update

Borrowings outstanding under the company’s reserve-based credit facility currently total $157.5 million, leaving the company with $37.5 million in borrowing capacity at the company’s current borrowing base of $195.0 million. The company’s next semi-annual borrowing base review is currently underway and is expected to be complete in the second quarter 2011.

The company maintained $7.0 million in cash and equivalents as of March 31, 2011.

Financial Outlook for 2011

The company announced in November 2010 that it anticipates total capital spending for 2011 to range between $10 million and $12 million. At this level of capital spending, the company forecasts it will complete between 30 and 35 net wells.

“With the initial progress we’ve seen in the drilling of our oil prospects, we now think we’ll finish the year at the high end of our capital forecast,” said Brunner. “With 300 barrels per day in our March production totals, continued success in the drilling of our oil prospects may lead us to seek authorization later this year from our board of managers to increase our capital budget to further exploit oil potential in our asset base.”

Net production is forecast to range between 13.4 and 14.2 Bcfe for 2011, with operating costs expected to range between $48 million and $52 million for the year.

The company entered the year with approximately 7.6 Bcfe of its Mid-Continent natural gas production in 2011 hedged at an average price of $7.87 per Mcfe and an additional 2.4 Bcfe of its remaining natural gas production hedged at an average price of $8.51 per Mcfe. For the balance of the year, the company has remaining hedges on 5.5 Bcfe of its Mid-Continent natural gas production at an average price, including basis, of $7.85 per Mcfe and an additional 1.9 Bcfe of its remaining natural gas production at a NYMEX-only price of $8.49 per Mcfe.

With the addition of oil hedges in April 2011, the company has also hedged approximately 38 thousand barrels of its 2011 oil production at an average price of $110.10 per barrel.

The remainder of the company’s production for 2011 is subject to market conditions and pricing.

Distribution Outlook

The company expects distributions will remain suspended until after such time that debt levels are reduced and market conditions again warrant resumption of capital spending at maintenance levels. All distributions are subject to approval by the company’s Board of Managers.

“With between $25 million and $30 million in debt reduction forecast for 2011, we’re on pace to achieve more than 35% in total debt reduction since we first embarked on this strategic focus in late 2009,” Brunner added. “Given our focus on debt reduction, we continue to expect that our distribution will remain suspended through the fourth quarter of 2011.”

Conference Call Information

The company will host a conference call at 8:30 a.m. (CST) on Friday, May 6, 2011 to discuss first quarter 2011 results. The company expects to release its first quarter 2011 earnings before the market opens that day.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 8:30 a.m. (CST). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (800) 925-0173 or (402) 998-0031 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on Constellation Energy Partners’ Web site (www.constellationenergypartners.com) under the Investor Relations page. The call will also be recorded and archived on the site.

About the Company

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.

SEC Filings

The company intends to file its first quarter 2011 Form 10-Q on or about May 6, 2011.

Non-GAAP Measures

We present Adjusted EBITDA in addition to our reported net income (loss) in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) adjusted by interest (income) expense, net; depreciation, depletion and amortization; write-off of deferred financing fees; asset impairments; accretion expense; (gain) loss on sale of assets; exploration costs; (gain) loss from equity investment; unit-based compensation programs; (gain) loss from mark-to-market activities; and unrealized (gain) loss on derivatives/hedge ineffectiveness.

Adjusted EBITDA is used as a quantitative standard by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA is not intended to represent cash flows for the period, nor is it presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise. These cautionary statements qualify all forward-looking statements attributable to us or persons acting on our behalf.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended Mar. 31,
	2011		2010
Net Production:
Total production (MMcfe)	3,424		3,860
Average daily production (Mcfe/day)	38,044		42,889

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$7.42	(a)	$7.37	(a)
Net realized price, excluding hedges	$4.34	(b)	$5.40	(b)

(a) Excludes impact of mark-to-market gains (losses) and net cost of sales.
(b) Excludes all hedges, the impact of mark-to-market gains (losses) and net cost of sales.

Net Wells Drilled and Completed	5		—
Net Recompletions	15		—
Developmental Dry Holes	1		—

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended Mar. 31,
	2011	2010
	($ in thousands)

Oil and gas sales	$25,913	$29,237
Gain/(Loss) from mark-to-market activities	(10,109)	35,281

Total Revenues	15,804	64,518

Operating expenses:
Lease operating expenses	7,420	7,963
Cost of sales	519	772
Production taxes	771	1,125
General and administrative	4,223	5,062
Exploration costs	131	223
(Gain)/Loss on sale of assets	7	(8)
Depreciation, depletion and amortization	5,865	27,248
Accretion expense	226	207

Total operating expenses	19,162	42,592

Other expenses:
Interest (income) expense, net	1,852	4,056
Other (income) expense	(58)	(188)

Total expenses	20,956	46,460

Net income (loss)	$(5,152)	$18,058

Adjusted EBITDA	$13,411	$14,940

EPU - Basic	($0.21)	$0.75
EPU - Basic Units Outstanding	24,309,448	24,002,372

EPU - Diluted	($0.21)	$0.75
EPU - Diluted Units Outstanding	24,309,448	24,002,372

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	Mar. 31, 2011	Dec. 31, 2010
	($ in thousands)

Current assets	$48,941	$53,091
Natural gas properties, net of accumulated depreciation, depletion and amortization	272,833	276,919
Other assets	46,645	54,367

Total assets	$368,419	$384,377

Current liabilities	$11,627	$14,533
Debt	157,500	165,000
Other long-term liabilities	13,247	13,024

Total liabilities	182,374	192,557

Class D Interests	6,667	6,667

Common members’ equity	169,158	174,233
Accumulated other comprehensive income	10,220	10,920

Total members’ equity	179,378	185,153

Total liabilities and members’ equity	$368,419	$384,377

Constellation Energy Partners LLC

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended Mar. 31,
	2011	2010
	($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(5,152)	$18,058
Add:
Interest (income) expense, net	1,852	4,056
Depreciation, depletion and amortization	5,865	27,248
Accretion expense	226	207
(Gain)/Loss on sale of assets	7	(8)
Exploration costs	131	223
Unit-based compensation programs	373	437
(Gain)/Loss from mark-to-market activities	10,109	(35,281)

Adjusted EBITDA (1)	$13,411	$14,940

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
	($ in thousands)		($ in thousands)

Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$(6,753)	$(2,111)	$(276,910)	$(9,023)
Add:
Interest (income) expense, net	815	6,584	11,953	16,303
Depreciation, depletion and amortization	5,665	27,290	85,263	71,173
Asset impairments	1,521	912	272,487	5,113
Accretion expense	205	139	822	406
(Gain)/Loss on sale of assets	(5)	(14)	(18)	—
Exploration costs	29	373	760	855
Unit-based compensation programs	444	1,020	1,849	1,308
(Gain)/Loss from mark-to-market activities	9,751	(18,581)	(42,081)	(19,410)
Unrealized (gain)/loss on derivatives/hedge ineffectiveness	—	—	—	267

Adjusted EBITDA (1)	$11,672	$15,612	$54,125	$66,992

(1)	Our Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense, net;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	asset impairments;

•	accretion expense;

•	(gain) loss on sale of assets;

•	exploration costs;

•	(gain) loss from equity investment;

•	unit-based compensation programs;

•	(gain) loss from mark-to-market activities; and

•	unrealized (gain) loss on derivatives/hedge ineffectiveness.